                                                                    Exhibit 11.1


                            HARMONIC LIGHTWAVES, INC.

                       COMPUTATION OF NET INCOME PER SHARE
                                 (IN THOUSANDS)
                                   (UNAUDITED)


                                                 THREE MONTHS ENDED              SIX MONTHS ENDED
                                             ----------------------------  -----------------------------
                                                JUNE 27      JUNE 28,         JUNE 27       JUNE 28,
                                                 1997          1996            1997           1996
                                                 ----          ----            ----           ----

Net Income                                   $    1,838    $    1,126      $   3,936     $   1,772
                                             ============================  =============================

Weighted average shares outstanding:
   Common stock                                  10,296        10,078         10,252        10,031
   Common stock issuable upon exercise
     of options and warrants                      1,201         1,374          1,278         1,305
                                             ----------------------------  -----------------------------

Weighted average common
   shares and equivalents                        11,497        11,452         11,530        11,336
                                             ============================  =============================

Net income per share (1)                     $     0.16    $     0.10      $    0.34     $    0.16
                                             ============================  =============================


(1) Computed in the manner described in Note 3 to Notes to Condensed Consolidated Financial Statements.